Exhibit 10.10

AMENDMENT TO THE HANCOCK HOLDING COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

Whereas, Hancock Holding Company maintains the Hancock Holding Company Nonqualified Deferred Compensation Plan (the “plan”); and

Whereas, the Board of Directors of Hancock Holding Company has the authority to amend the plan pursuant to Section 11;

Now, therefore, effective as of the execution date below, the plan is amended as follows:

The first paragraph of Section 3.6(b) shall be amended as restated as set forth below:

b. Acceleration Events. Notwithstanding the provisions of subparagraph a hereof, if a Participant dies or becomes Disabled while employed by the Employer, such Participant’s Company Contribution Account, Company Restoration Matching Account and Supplemental Contribution Account shall be fully vested and nonforfeitable.

This amendment was approved by the Board of Directors and was executed the 18th day of August, 2009.

Hancock Holding Company

By:
Its: